NASDAQ®
THE NASDAQ STOCK MARKET
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ROCKVILLE, MD 20850

By Electronic Delivery to: inbar@dagmedia.com

September 15, 2009

Ms. Inbar Evron-Yogev
Chief Financial Officer
Manhattan Bridge Capital, Inc.
192 Lexington Avenue
New York, NY 10016

Re: Manhattan Bridge Capital, Inc. (the "Company")
Nasdaq Security: Common Stock
Nasdaq Symbol: LOAN

Dear Ms. Evron-Yogev:

As we discussed, our Listing Rules (the "Rules") require listed securities to maintain a minimum bid price of $1.00 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement.[1] Consequently, a deficiency exists with regard to the Rule. However, the Rules also provide the Company a grace period of 180 calendar days in which to regain compliance. The following table summarizes the critical dates and information as related to this matter.

Period below $1.00 bid price	Expiration of 180 calendar day grace period	Press Release Due Date	Relevant Listing Rules
August 3, 2009 through September 14, 2009	March 15, 2010	September 21, 2009	5550(a)(2) – bid price 5810(c)(3)(A) – grace period 5810(b) – public disclosure 5505 – Capital Market criteria

If at anytime during this grace period the bid price of the Company's security closes at $1.00 per share or more for a *minimum* of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed.

In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting.[2] Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

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[1] For online access to all Nasdaq Rules, please see "Nasdaq Reference Links," included with this letter.
[2] At that time, the Company may appeal the delisting determination to a Hearing's Panel.

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules which it is based.[3] A copy of this announcement must be provided to Nasdaq's MarketWatch Department at least 10 minutes prior to its release.[4] In the event the Company does not make this required public announcement, trading in its securities will be halted. For your convenience attached is a list of news services.

Finally, an indicator will be displayed with quotation information related to the Company's securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at +1 301 978 8083.

Sincerely,

Matthew O. Page

Matt Page
Listing Analyst
Nasdaq Listing Qualifications

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[3] Please see the attached "Directory of News Services" page for additional guidance.

[4] Prior to its release, the Company shall provide a copy of the public announcement to Nasdaq's MarketWatch Department, using the Electronic Disclosure service available at www.NASDAQ.net. A facsimile of the announcement should also be forwarded to the Listing Qualifications Department and the Hearings Department. The facsimile numbers for the Listing Qualifications Department and the Hearings Department are + 1 301 978 4028 and +1 301 978 8080, respectively.